Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-251109) of GCM Grosvenor Inc.,
(2) Registration Statement (Form S-8 No. 333-251110) pertaining to the Incentive Award Plan of GCM Grosvenor Inc., and
(3) Registration Statement (Form S-3 No. 333-265278) of GCM Grosvenor Inc.; and
(4) Registration Statement (Form S-3 No. 333-288378) of GCM Grosvenor Inc.;

of our reports dated February 19, 2026, with respect to the consolidated financial statements of GCM Grosvenor Inc. and the effectiveness of internal control over financial reporting of GCM Grosvenor Inc. included in this Annual Report (Form 10-K) of GCM Grosvenor Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Chicago, Illinois
February 19, 2026